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                                                                    EXHIBIT 99.2

BAM! ENTERTAINMENT COMPLETES SALE OF $1,776,000 OF ITS COMMON SHARES AND WARRANTS TO PURCHASE COMMON SHARES

SAN JOSE, CA - OCTOBER 1, 2003 - BAM! ENTERTAINMENT, INC. (Nasdaq: BFUN), today announced that it had completed its previously announced sale of 1,850,000 shares of its common stock and warrants to purchase another 1,665,000 shares of its common stock, resulting in gross proceeds (assuming no exercise of the warrants) of $1,776,000 million, in a private offering to institutional and accredited investors. The Company also granted the investors additional investment rights to purchase an additional 1,665,000 shares of its common stock and warrants to purchase another 1,485,000 shares of its common stock.

As previously announced, the shares of common stock sold at the closing were issued at $0.96 per share, which is equal to 80% the 30-day moving average price per share through the date the agreement was signed. The warrants sold at the closing have a five-year term and are exercisable at $1.87 per share, which is equal to a premium of 110% of the closing bid price per share on the date the agreement was signed. The shares of common stock underlying the additional investment rights are purchasable at $0.96 per share and the warrants underlying the additional investment rights have a five year term and are exercisable at the greater of $1.87 or the market price of the company's common stock on the date the additional investment right is exercised.

The additional investment rights are exercisable until 45 days business days after the effectiveness of a registration statement to be filed by the company covering the shares of common and warrants sold at on the closing. The company expects to use the net proceeds for general corporate purpose and working capital.

This notice does not constitute an offer to sell, or the solicitation of an offer to buy, securities. The securities have not been registered under the Securities Act of 1933, or the securities laws of any jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933.

This release contains statements that are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and projections about BAM! Entertainment's business, which are derived in part on assumptions of its management, and are not guarantees of BAM! Entertainment's future performance, as such performance is difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors. Such factors include, but are not limited to, those described in BAM! Entertainment's Annual Report on Form 10-K for the year ended June 30, 2003, which is filed with the U.S. Securities and Exchange Commission. Readers of this release are referred to those filings. BAM! Entertainment does not intend to update any of these forward-looking statements after the date of this release.

NOTE: BAM! Entertainment, BAM! and BAM!4 are trademarks of BAM! Entertainment, Inc.

FINANCIAL CONTACT:         BAM! Entertainment, Inc.
                           Stephen Ambler
                           Chief Financial Officer
                           Tel.:   (408) 298-7500
                           E-mail: sambler@bam4fun.com